BHARAT SANCHAR NIGAM LIMITED

(A Govt. of India Enterprise)

AGREEMENT WITH
M/s SMARTLINX VOIP NETWORKS PRIVATE LIMITED, HYDERABAD
FOR PROVISION OF
VIDEO TUTOR SERVICES
TO
THE BROADBAND SUBSCRIBERS OF
BHARAT SANCHAR NIGAM LIMITED

NO. 64-67/08- Broadband/

TOTAL PAGES :: 30 pages

भारतीय गैर न्यायिक

एक सौ रुपये

Rs. 100

रु. 100

ONE HUNDRED RUPEES

सत्यमेव जयते

भारत INDIA

INDIA NON JUDICIAL

दिल्ली DELHI

G 278653

AGREEMENT FOR PROVISION OF VIDEO TUTOR SERVICES TO BROADBAND SUBSCRIBERS OF BSNL

This agreement is signed on the 27th day of January 2009 by and between **BHARAT SANCHAR NIGAM LIMITED**, a company registered under the Companies Act 1956 having its Registered office & Corporate office at Bharat Sanchar Bhawan,H C Mathur Lane , Janpath, New Delhi – 110 001 acting through Shri H.C. Pant, CS & GM (Legal) (hereinafter called **BSNL** which expression shall, unless repugnant to the context, include its successors in business, administrators, liquidators and assigns or legal representatives) of the FIRST PARTY

AND

M/s SMARTLINX VOIP NETWORKS PRIVATE LIMITED, a company registered under the Companies Act 1956, having its registered office at 303, My Home Sarovar Plaza, Secretariat Road, Hyderabad -500 065, acting through Shri Job Thomas, the authorized signatory (hereinafter called **SMARTLINX** which expression shall, unless repugnant to the context,

21 JAN 2009

NAME

STREET

OLD

include its successors in business, administrators, liquidators and assigns or legal representatives) of the SECOND PARTY.

Whereas the SMARTLINX is engaged in the business of services in telephony, networking, IPTV messaging etc.

Whereas BSNL is a major telecom service provider licensed to provide all types of telecom services throughout the country except Delhi & Mumbai.

SMARTLINX has requested to sign an agreement for provision of educational IP Video Phone based value added services to the Broadband Subscribers of BSNL and has further assured to BSNL that the SMARTLINX has appropriate and sufficient arrangements for infrastructure, equipments, skilled manpower & other facilities to provide services under this agreement. Whereupon and in pursuance to the said request and based upon such assurance , BSNL has agreed to sign the agreement with SMARTLINX for three years for provision of Video Tutoring Services to the Broadband Subscribers of BSNL on a subscription based non-exclusive and revenue sharing basis.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. In consideration of the due observance & performance of all the terms and conditions mentioned in this agreement in the part I to III , Annexure I & Schedule attached hereto and forming part of this agreement, BSNL and SMARTLINX agree to sign an agreement on non-exclusive & revenue sharing basis to provide the Video Tutoring Services to the Broadband subscribers of BSNL in its licensed service area and as per conditions contained in various parts and Annexures attached hereto.

2. The agreement shall be valid for a period of THREE years from the date of signing unless revoked earlier. BSNL may extend, if deemed expedient, the period of agreement suo moto or upon request of SMARTLINX, if made at least one month before expiry of currency of the agreement, on mutually agreed terms. The decision of BSNL shall be final in regard to the grant of extension.

3. SMARTLINX and BSNL hereby agree and unequivocally undertake to fully comply with all terms and conditions stipulated in this agreement along with Part I to III, Annexure I & schedule attached hereto and without any deviation or reservations of any kind, unless mutually agreed between the parties at any given time.

4. BSNL reserves the right to provide Services similar to those envisaged through this agreement, on its own or to enter into Agreement with other content provider / service providers/ parties for providing similar services to its Broadband subscribers in future without any restriction of number of content provider/ franchisees/ service providers/parties.

5. Tariffs (i.e. the end user pricing) for the services under this agreement shall be decided by BSNL in consultation with SMARTLINX, the local factors, prevailing competition, market scenario etc. BSNL shall have the overriding powers to decide in case of disputes or issues pertaining to the pricing of the services covered under this. The decision of BSNL shall be final and binding on SMARTLINX in pricing related issue.

6. The Laws of land as promulgated/ modified/ amended and/or replaced from time to time shall govern this Agreement.

7. SMARTLINX shall indemnify BSNL in respect of any consequences of whatsoever nature arising on account of copy right/intellectual property rights violation in respect of content/technology or Nature/Type of content being in violation of the Laws of India.

8. This Agreement shall not be amended or modified or altered or changed in any way except in writing and duly executed by the authorized representative of each party.

9. This Agreement is the complete and exclusive statement of the mutual understandings of the parties. It supersedes and cancels all previous or contemporaneous written and oral agreements, communications and other understandings relating to the subject matter of

this Agreement. All modifications must be in writing signed by both parties, except as otherwise provided herein.

10. The Agreement is a confidential document. SMARTLINX and BSNL shall not divulge any part of this Agreement either through oral or written communication or through any other mode to any third party, unless explicitly permitted by the other party or required by law.

11. SMARTLINX shall be totally bound and obliged to comply with all applicable norms and directions issued from time to time by the Regulator (TRAI) or the Licensor (DOT) or Govt. of India and any new condition/ direction/ amendment/ stipulation which may be brought in force by the regulator/ Licensor/ Govt. of India, subsequent to the execution of this agreement, all such condition/ direction/ amendment/ stipulation should be deemed to be automatically included in this agreement.

12. Each party is and shall remain responsible for obtaining and maintaining for the duration of this agreement, all governmental and other licenses, waivers, consents, registrations, permissions and approvals required of such party for the provision of the services

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed through their respective authorized representatives on the 27th day of January 2009.

Signed for and on behalf of **BHARAT SANCHAR NIGAM LIMITED** by Shri H.C. Pant, CS & GM (Legal), the authorized signatory

Signed on behalf of M/s **SMARTLINX VOIP NETWORKS PRIVATE LIMITED** by Shri Job Thomas, authorized signatory & holder of Special Power of Attorney dated 30th April 2007

In the presence of following witnesses:

1. Signature [signature]

Name PARITOSH KUMAR SHAW

Occupation. DGM (Broadband Services)

Address BSNL Corporate Office

Place N. Delhi

2. Signature [signature]

Name MANOHAR LOKAREDDY.

Occupation. Managing Director.

Address Northeast Clothing Solutions Ltd. 301, Hy Hare Saloum Plaza

Place Hyderabad. A.P.

Smart... Ltd.

Bharat Sanchar Nigam Ltd.

TABLE OF CONTENTS

Smartlinx ... Ltd.

Bharat Sanchar Nigam Ltd.

SCHEDULE-I

SERVICES PORTFOLIO

1.1 The **VIDEO TUTORING SERVICES** agreed under this agreement will be a chargeable service.

1.2 The CHARGEABLE services imply that the subscribers shall be charged some pre-determined tariff for availing these services. Any additional services such as pay per use can be added subsequently on mutually agreed basis.

1.3 The libraries of content for facilitating the delivery of video Tutoring Services will depend upon the type of services and will be as per the mutual agreement between BSNL & SMARTLINX. Content will be uploaded on SMARTLINX owned Servers at no cost to BSNL.

1.4 BSNL reserves the right to suspend the services wherever and whenever BSNL is convinced that the content is outdated/ obscene/ offending to the feelings of any religion or community or sect or against the Law or un-satisfactorily responsive. (SMARTLINX shall monitor the content on a regular basis to ensure compliance with applicable Indian laws and that the same is not outdated/ obscene/ offending to the religion, community or sect or violating any copy rights/intellectual property rights of any third party).

2 Service Provisioning

2.1 The commercial launch of the Services shall be done as early as possible but not later than 2 months from the date of signing of the agreement. If M/s SMARTLINX is not able to successfully launch the services within stipulated period, BSNL shall be at a liberty to terminate the agreement.

TERMS & CONDITIONS

PART-I
COMMERCIAL CONDITIONS

1. Purpose and Scope of the agreement

1.1. The timely provision of services, update of content and ready availability of requisite content from its legal source along with its due copyright/ IPR, shall be the essence of this agreement and shall form the central factor of this agreement.

1.2. This agreement will enable SMARTLINX to provide Video Tutoring Services to BSNL Broadband subscribers by making all necessary arrangements at its own costs for the infrastructure (content/applications/servers/CPE, etc) involved in provision of these services with BSNL providing support in the form of, connectivity to the end user, marketing support.

1.3. The content based education service shall be delivered over BSNL's established DSL based infrastructure over the copper last mile to the customer's premises for which BSNL shall provide the required connectivity and bandwidth as per the terms and conditions of the agreement. The broadband connectivity to the users shall be offered by BSNL at the regular broadband tariffs.

1.4 The list of activities agreed to be undertaken by SMARTLINX would include:

a. Live Tutor Portal Creation: Creation of a Registration and Educational content Portal for facilitating the delivery of various educational content services under BSNL's brand name with cobranding of SMARTLINX.

b. Live Tutor Portal Hosting: Arrangement of necessary hardware & software resources required to host the above portal at its own cost

c. Live Tutor Portal Operation & Maintenance: Operation & Maintenance of the above Portal/ Associated Hardware at its own cost on 24X7 basis including regular monitoring & updation of the content /services based on market scenario /trends, as per customers' tastes & preferences and/or as desired by BSNL.

d. Access from BSNL Website: The BSNL designated website shall have a prominent link to the web-page operated by the content/ services provider, which will enable the subscribers to browse and preview/ select/ download the content/service after identification of the respective subscriber's identity and confirmation of the request through an appropriate mechanism. After confirmation, the requested content/services shall be provided to the subscribers. SMARTLINX shall maintain the branding of BSNL throughout the above process.

e. Service Hosting : : Installation of the hardware equipments like Video Server, Billing server, Authentication Server, Application servers etc. at its own cost. The hardware setup should be able to operate independently of any other servers/ network. Entire HW deployed shall be carrier grade. The equipment setup by SMARTLINX shall be used

exclusively for offering services to BSNL customers. SMARTLINX shall be responsible for insuring their equipments, servers etc.

f. Billing information: SMARTLINX shall be responsible for generation of complete billing information in support of delivery of content/ services to bill domestic and overseas customers served by SMARTLINX's Video Tutoring Services as part of this agreement . SMARTLINX shall be responsible for providing and maintaining at its own cost, the Billing System. SMARTLINX will provide a monthly report describing how each payment was determined for BSNL to raise an invoice, not later than 10 days after the end of each calendar month. SMARTLINX will pay BSNL within 15 days from the date of SMARTLINX's receipt of BSNL's invoice. Payment will be made in Indian Rupees. BSNL will also have access to preliminary data on the performance of the video tutoring service. The necessary details shall be provided to BSNL, as per the format and frequency requested for by BSNL.

g. Maintenance support SMARTLINX shall provide tier 2 (after first level of queries are supported by BSNL's contact centers) support at its own cost for customer care to BSNL by providing full back-end support to solve all kinds of problems/ queries raised by the customers relating to these services. SMARTLINX shall also conduct a training programme session of atleast 5 hours for BSNL's customer service and Sales team at one place in each of the four geographical regions. All expenses related to travel, boarding and lodging, etc. of BSNL officials shall be borne by BSNL

h. SMARTLINX shall maintain at its own cost adequate stock for installation of IP Video Phone (CPE) and after sales support. On the request of SMARTLINX, BSNL will provide relevant information from time to time to SMARTLINX for projecting demand to assess the requirement of stock. SMARTLINX shall supply only the CPE at its own cost. In any case BSNL shall not be responsible for supply of the product (CPE) to the BSNL's customer or other for which SMARTLINX shall be fully responsible & shall bear all expenses, Govt. levies and taxes etc. for supply of said equipment to BSNL customer.

i. The responsibility of billing, collection of the prepaid tutorial service shall be handled by M/s SMARTLINX, in order to safeguard BSNL interest and avoid any fraudulent activity on the part of the SMARTLINX, an audit mechanism would be put in place by SMARTLINX in consultation with BSNL.

j. SMARTLINX shall be accountable for the installation and Operation and Maintenance and after sales support of the CPE at its own cost and BSNL have no responsibility towards this & not liable in any circumstances what so ever it may be.

k. SMARTLINX shall rectify the fault within 48 hours of the report of the fault incidence.

l . Miscellaneous: Any other activity(ies) necessary for the successful implementation/ provisioning of the services.

1.5 **The list of activities agreed to be undertaken by BSNL would include:**

a. **Connectivity** BSNL shall provide to SMARTLINX, the broadband access (virtual pipe) to BSNL's customers.

b. The Colocation charges would be payable by M/s SMARTLINX to BSNL. However, BSNL shall provide a desk space to M/s SMARTLINX in Non-metro locations depending on feasibility at no cost to M/s SMARTLINX.

c. BSNL shall provide authorized SMARTLINX personnel access (subject always to normal security requirements of BSNL) to the SMARTLINX hardware installed at BSNL's data center/s

d. Billing : BSNL shall be responsible for commercial aspects of Broadband usage, billing of BSNL's customers and revenue collection.

e. BSNL will also do the marketing activities as part of their normal value added services promotions.

2 **Duration of Agreement**

This agreement shall be valid for a period of **THREE** years from the date of signing the Agreement unless revoked earlier as per the termination clause of this agreement subject to fulfillment of rollout obligations as given below:

Time (from the date of singing of agreement)	**Number of customers**	**Revenue generated for BSNL during respective years (in Rs)**
12 months	50,000	1,20,00,000
24 months	2,00,000	6,00,00,000

In case the above rollout obligations are met, the agreement would be considered for extension for a period of another 3 years (subject to renegotiation of the revenue share). In case of default in rollout as above , BSNL will be at liberty to terminate /shortclose the agreement.

If at any stage during the tenure of this agreement, it comes to the notice of BSNL that SMARTLINX had misrepresented the facts or submitted any false information or hidden any information, which could have affected the signing of this agreement with SMARTLINX, BSNL will inform SMARTLINX of such lapse and provide two weeks notice to provide clarifications thereof. If SMARTLINX fails to provide reasonable reply to the satisfaction of BSNL during this period, the agreement shall stand terminated immediately under intimation to SMARTLINX.

3.**Modifications in the Terms and Conditions of Agreement**

The terms and conditions of the Agreement are subject to modification by mutual agreement based upon the request of either party. Notwithstanding anything contained herein, the revenue share of SMARTLINX and other related conditions may be changed upon mutual consent of both the parties or if in BSNL's opinion, the prevailing policy framework of the Govt., and Regulations/ Directions or tariff orders of TRAI, make the

rates payable to the SMARTLINX unviable . In case of no agreement being reached in such cases, BSNL reserves the right to terminate the agreement as per the relevant clauses of this agreement.

5. **Restrictions on 'Transfer of agreement'**

This Agreement is not assignable, transferable or sub-licensable by SMARTLINX. SMARTLINX shall not assign or transfer its right(s) in any manner whatsoever under this agreement to a third party and shall ensure that no third party interest is created due to any of its action of whatsoever nature.

6. INTELLECTUAL PROPERTY RIGHTS/ COPYRIGHTS

6.1 The Intellectual property rights of BSNL and SMARTLINX shall remain their own and this Agreement shall not affect their ownership in any way unless mutually agreed upon.

6.2 SMARTLINX shall be responsible for obtaining the legitimate copyrights/ Intellectual Property Rights of the content provided as part of the services agreed upon under this Agreement at its own cost.

6.3 SMARTLINX shall ensure that no profiling information regarding the Broadband subscribers of BSNL using these services is collected, analyzed, sold, transferred or otherwise disclosed to any third party or utilized for the purpose of promoting the other than agreed products/ services of M/s SMARTLINX and/or any third party. Such data including the other data pertaining to usage like the login ID, etc created by the subscribers in availing the services & residing in server(s) of SMARTLINX shall be destroyed within seven days of expiry or termination of this agreement under confirmation to BSNL.

6.4 SMARTLINX and BSNL shall not use each others trademarks, trade names, service marks, copyrights, patents, trade secrets, trade dress or Logos, etc. without the concerned party's prior written consent.

6.5 Each party recognizes that the respective other party is the sole owner of all right, title and interest in the trademark patents, copyrights, marks, trade dress, trade secrets, operating practices/ procedures or other intellectual property rights relating to services offered by each party, the advertising and promotional material and Customer/ Subscriber information related to the services provided by each party, all other items tangible or intangible, used presently or in future and the goodwill which is or which shall become attached to any of the foregoing (collectively, the "BSNL Intellectual Property" and "SMARTLINX Intellectual Property" respectively. Each party hereby acknowledges that it shall have no right, title or interest in the other party's Intellectual Property and the same are assets of the other party. Any customization or modification done by SMARTLINX /BSNL shall not affect the exclusive rights to and ownership of all or any of the services of the respective party.

6.6 SMARTLINX shall not knowingly interfere or cause any third party to knowingly interfere with BSNL Intellectual Property Rights. SMARTLINX agrees and undertake

that it shall take all necessary & timely measures to ensure that BSNL Intellectual Property Rights are not infringed, passed off, diluted, reverse- engineered, hacked into, misappropriated, tampered with and / or copied or used by SMARTLINX or any of its directors, officers, employees, agents, consultants, representatives, subsidiaries, associates, servants or any other person except as expressly provided herein. SMARTLINX shall immediately inform BSNL in the event it becomes aware of any infringement, passing off, misappropriation or dilution of BSNL Intellectual Property Rights and that it shall provide, all reasonable information and assistance necessary in order to assist BSNL to abate the infringement, passing off, misappropriation, unauthorized copying or use of, or dilution of its intellectual property.

6.7 Either party shall not reproduce, decompile, disassemble or reverse engineer any of the Products or Services of the other party in any manner whatsoever for any purpose without the prior written consent of the other party.

6.8 SMARTLINX agrees that it shall not use, re-use or disclose, either directly or indirectly, to any person or other company or its associates or subsidiary companies any knowledge or information concerning BSNL's services, affairs of or intellectual properties of BSNL which SMARTLINX may have acquired from BSNL during the course of or incidental to this Agreement or any knowledge or information concerning BSNL's services, affairs or intellectual properties of BSNL which may have been shared by BSNL with SMARTLINX, after the termination/ expiry of this Agreement for any reason whatsoever under this agreement which SMARTLINX , may be or may have been concerned or interested in.

6.9 SMARTLINX shall not alter or otherwise tamper with any equipment, related accessories and software provided by BSNL including any all replacements, modifications, enhancements and or additions thereto.

6.10 This clause shall survive the termination or expiry of this Agreement.

7 Provision of Service

7.1 SMARTLINX shall be responsible for Server space, Hosting, installation, testing, commissioning, operation and maintenance of all the equipment (hardware, software, help desks, etc.) and contents at its own cost for providing the Service under this Agreement. Bandwidth costs for the purpose of this agreement will be borne by BSNL

7.2 SMARTLINX shall also be responsible for obtaining the copyrights and complying with the Intellectual Property Rights of the content, wherever applicable. SMARTLINX shall indemnify BSNL in respect of any consequences of whatsoever nature arising on account of copyright violation of content or content being in violation of laws of land.

7.3 It is specifically agreed by SMARTLINX that it shall, at no point of time, use the connectivity under this agreement for pushing content other than video tutoring content (which act as revenue scheme to SMARTLINX such as advertisements) without the consent of BSNL. BSNL may however agree to such as proposal at mutually negotiated commercial arrangement

7.4 SMARTLINX shall be responsible for monitoring the content on a continuous basis to ensure compliance with applicable Indian laws.

7.5 SMARTLINX shall be responsible for extending all of its video tutoring content based value added services to the Broadband subscribers of BSNL.

7.6 SMARTLINX shall continuously update its services, covered under the agreement, to include the latest services in line with the customer's preferences & market demand from time to time.

7.7 SMARTLINX will provide at its own cost nationwide installation, operations and maintenance of the CPE(IP VIDEO Phones) in BSNL Network on the terms and conditions mentioned in this agreement.

7.8 In order to operationalise the arrangement, CPE (IP Video Phone) shall be installed at the customer location with the connectivity provided through the installed DSL Modem .

7.9 BSNL shall operate & manage all its related network elements (BRAS/BNG, Tier-II, Tier-I, DSLAM, subs. line etc).

8. Delivery of Service

The commercial launch of the Services shall be done as early as possible but not later than 2 months from the date of signing of the agreement. If M/s SMARTLINX is not able to successfully launch the services within stipulated period, BSNL shall be at a liberty to terminate the agreement.

9. Suspension, Revocation or Termination of agreement

9.1 BSNL reserves the right to suspend the operation of this agreement, at any time, due to change in its own license conditions or upon directions from the competent government authorities or in the circumstances as stated in clause 5.5 of Part III of this Agreement. In such a situation, BSNL shall not be responsible for any damage or loss caused or arisen out of aforesaid action. Further, the suspension of the agreement will not be a cause or ground for extension of the period of the agreement and suspension period will be taken as period spent. During this period, no charges for use of the facility of SMARTLINX shall be payable by BSNL.

9.2 BSNL may, without prejudice to any other remedy available for the breach of any conditions of agreement, by a written notice of one month issued to SMARTLINX at its registered office, terminate this agreement under any of the following circumstances:

a) SMARTLINX failing to perform any obligation(s) under the agreement;

b) SMARTLINX failing to rectify, within the time prescribed, any defect as may be pointed out by BSNL.

c) SMARTLINX going into liquidation or ordered to be wound up by competent authority.

9.3 EITHER PARTY may terminate the agreement, by giving notice of at least ONE month in advance. The effective date of surrender of agreement will be ONE month counted from the date of receipt of such notice by the other party or the authority that signed the agreement on behalf of other party.

9.4 If SMARTLINX is wound up or goes into liquidation, it shall immediately (and not more than a week) inform about occurrence of such event to BSNL in writing. In that case, the written notice period can be modified by BSNL as deemed fit under the circumstances. BSNL may either decide to issue a termination notice or to continue the agreement by suitably modifying the conditions, as it feels fit under the circumstances.

9.5 Breach of non-fulfillment of Agreement conditions may come to the notice of BSNL through complaints or as a result of the regular monitoring. Wherever considered appropriate, BSNL may conduct an inquiry either suo-moto or on complaint to determine whether there has been any breach in compliance of the terms and conditions of the agreement by SMARTLINX or not. SMARTLINX shall extend all reasonable facilities and shall endeavor to remove the hindrance of every type upon such inquiry

9.6 SMARTLINX shall be responsible for maintaining the agreed Quality of Service, even during the period when the notice for surrender/termination of agreement is pending. If the agreed Quality of Service is not maintained during the said notice period, it shall be treated as material breach liable for termination and any revenue share payment pending with BSNL shall be forfeited

10 Actions pursuant to Termination of Agreement

10.1 Upon termination or surrender or expiry of the Agreement, SMARTLINX shall ensure clearance of dues, if any, which it is liable to pay to BSNL. In case of failure of SMARTLINX to pay the amounts due to BSNL, the outstanding amounts shall be recovered from the revenue share of SMARTLINX or from the Bank Guarantee submitted by SMATLINX without prejudice to any other action(s) for recovery of the amounts due to BSNL. BSNL shall ensure clearance of dues, if any, which it is liable to pay to SMARTLINX till date of termination of services or till such point that customers are being charged for services rendered by SMARTLINX.

10.2 Notwithstanding any other rights and remedies provided elsewhere in the agreement, upon termination of this agreement:

i) Neither Party shall represent the Other Party in any of its dealings.

ii) Neither Party shall intentionally or otherwise commit any act(s) as would keep a third party to believe that the other Party is still related to the former party for provision of educational video content/service for Broadband subscribers of BSNL.

iii) Each party shall stop using the other Party's name, trade mark, etc., in any audio or visual form.

iv) The expiration or termination of the Agreement for any reason whatsoever shall not effect any obligation of either Party having accrued under the Agreement prior to the expiry or termination of the Agreement and such expiry or termination shall be without prejudice to any liabilities of either Party to the other Party existing at the date of expiry or termination of the Agreement.

11 Dispute Settlement

11.1 In the event of any question, dispute or difference arising under this agreement or in connection there-with (except as to the matters, the decision to which is specifically provided under this agreement), the same shall be referred to the sole arbitration of the CMD, BSNL, New Delhi or in case his designation is changed or his office is abolished, then in such cases to the sole arbitration of the officer for the time being entrusted (whether in addition to his own duties or otherwise) with the functions of the CMD, BSNL or by whatever designation such an officer may be called (hereinafter referred to as the said officer), and if the CMD, BSNL or the said

is unable or unwilling to act as such, then to the sole arbitration of some other person appointed by the CMD, BSNL or the said officer..

11.2 There will be no objection to any such appointment on the ground that the arbitrator is a BSNL Executive or that he has to deal with the matter to which the agreement relates or that in the course of his duties as a BSNL Executive he has expressed his views on all or any of the matters in dispute. In the event of such an arbitrator to whom the matter is originally referred, being transferred or vacating his office or being unable to act for any reason whatsoever, the CMD, BSNL or the said officer shall appoint another person to act as an arbitrator in accordance with terms of the agreement and the person so appointed shall be entitled to proceed from the stage at which it was left out by his predecessors.

11.3 The arbitrator may from time to time with the consent of both the parties enlarge the time frame for making and publishing the award. Subject to the aforesaid, Arbitration and Conciliation Act, 1996 and the rules made there under, any modification thereof for the time being in force shall be deemed to apply to the arbitration proceeding under this clause.

11.4 The venue of the arbitration proceeding shall be the office of the CMD, BSNL, New Delhi or such other places as the arbitrator may decide.

12. Force- Majeure

If at any time, during the continuance of this agreement, the performance in whole or in part, by either party, of any obligation under this is prevented or delayed, by reason of war, or hostility, acts of the public enemy, civic commotion, sabotage, Act of State or direction from Statutory Authority, explosion, epidemic, quarantine restriction, strikes and lockouts (as are not limited to the establishments and facilities of SMARTLINX), fire, floods, natural calamities or any act of God (hereinafter referred to as event), provided notice of happenings of any such event is given by the affected party to the other, within 21 days from the date of occurrence thereof, neither party shall, by reason of such event, be entitled to terminate the agreement, nor shall either party have any such claims for damages against the other, in respect of such non-performance or delay in performance. Provided Service under the agreement shall be resumed as soon as practicable, after such event comes to an end or ceases to exist. The decision of BSNL as to whether the service may be so resumed (and the time frame within which the service may be resumed) or not, shall be final and conclusive. However, the Force-majeure events noted above will not in any way cause extension in the period of the agreement.

13. Customer Service

The front end support for all service related complaints from subscribers would be the existing BSNL Customer Care Personnel.SMARTLINX shall provide online web-based interface to the existing support center staff to track usage of services by subscribers of BSNL. Appropriate training/ instructions would be provided by SMARTLINX to the BSNL staff for the same at no extra costs to BSNL.

For further support, assistance and guidance to authorized BSNL personnel manning the Customer care centers/ help-line/help-desk for fault rectification and Tier 2 support to subscribers of BSNL, SMARTLINX will setup helpdesks on its own cost. Such helpdesk

shall ensure prompt remedy to the problems/issues reported by BSNL or its subscribers or problems/issues found by SMARTLINX on its own.

The helpdesk shall also be the entry point for content & service related issues. It may be relevant to clarify that mere setting up of Help desk will not absolve SMARTLINX of its responsibility to continuously monitor the content.

Telephone numbers/Email address of Help desk of SMARTLINX shall be provided by SMARTLINX to BSNL before commercial commissioning of the services.

14 Marketing

14.1 SMARTLINX shall share with BSNL all data pertaining to the usage of content/services by the subscribers of BSNL and will help BSNL in leveraging the same in effective advertising /promoting/ marketing.

14.2 BSNL and SMARTLINX may work out special promotion schemes/ contests, etc exclusively for BSNL's Broadband subscribers, on mutually agreed basis, under this Agreement

14.3 SMARTLINX shall maintain the branding of BSNL along with SMARTLINX throughout the interaction with the subscribers while they will be availing the services or downloading the relevant content.

14.4SMARTLINX shall jointly work with BSNL for working out strategies for advertising, marketing and promoting the content based services to BSNL;s customers. Promotion shall be carried out under joint branding.

14.4 Wherever BSNL and SMARTLINX advertise the services being offered under this agreement, the same should be at their own respective cost and will carry the name and logo of respective other party. A copy of the advertisement by one party will be sent to the other party prior to its release

15. Testing of Interface

The joint testing for each and every interface with BSNL's network may be carried out as mutually agreed between SMARTLINX and BSNL. The joint testing shall be done as per test schedule prescribed by BSNL

16. Right to inspect

16.1 BSNL or its authorized representative shall have the right to inspect the sites/ equipments used for extending the content/Service by SMARTLINX and in particular but not limited to, have the right to have access to junctions, terminating interfaces, hardware/ software, memories of semiconductor, magnetic and optical varieties, wired or wireless options, distribution frames and conduct the performance test including to enter into dialogue with the system through input/ output devices or terminals. SMARTLINX will provide the necessary facilities for continuous monitoring of the system, as required by BSNL or its authorized representative(s). The inspection will ordinarily be carried out after reasonable notice except in circumstances where giving such a notice will defeat the very purpose or essence of the said inspection.

16.2 Wherever considered appropriate BSNL may conduct any inquiry either suo-moto on complaint to determine whether there has been any breach in compliance of terms & conditions of the agreement by SMARTLINX or not? In case of such inquiry, SMARTLINX shall extend

reasonable facilities without any hindrance or delay, provided that prior written notice is given and conducted within reasonable working hours.

17. Confidentiality of information

17.1 Subject to conditions contained in this Agreement, SMARTLINX shall take all necessary steps to safeguard the privacy and confidentiality of any information about BSNL and its subscribers from whom it has acquired such information by virtue of the Service provided and shall use its best endeavors to secure that:

(a) No person acting on behalf of SMARTLINX divulges or uses any such information except as may be necessary in the course of providing Services to BSNL; and

(b) No person seeks such information other than is necessary for the purpose of providing Service to BSNL.

Provided, the above para shall not apply where BSNL has consented in writing to such information being divulged or used, and such information is divulged or used in accordance with the terms of that consent; or the information is already open to the public.

17.2 SMARTLINX shall ensure that no profiling information regarding the Broadband subscribers of BSNL is collected, analyzed, sold, transferred or otherwise disclosed to any third party or utilized for the purpose of promoting the other than agreed products/ services of the SMARTLINX and/or any third party.

17.3 SMARTLINX shall take necessary steps to ensure that SMARTLINX and any person(s) acting on its behalf observe confidentiality of customer information.

17.4 SMARTLINX shall, prior to commencement of Service, confirm in writing to BSNL that SMARTLINX has taken all necessary steps to ensure that it and its employees shall observe confidentiality of customer information.

17.5 This clause shall survive the termination or expiry of this Agreement.

18. Prohibition of certain activities by SMARTLINX

18.1 SMARTLINX shall not engage, on the strength of this Agreement, in the provision of any Service other than the Service as defined under this Agreement.

18.2 SMARTLINX agrees not to provide any unlawful, harassing, libelous, defamatory, abusive, threatening, harmful, vulgar, obscene, or otherwise objectionable content of any kind.

18.3 SMARTLINX is obliged to provide, without any delay the tracing facility to trace origin or content of nuisance, obnoxious or malicious messages or communications transported through his equipment and network. Any damages arising out of default on the part of SMARTLINX in this regard shall be sole liability of SMARTLINX.

18.4 In case any confidential information is divulged to SMARTLINX for proper implementation of an Agreement, it shall be binding on SMARTLINX and its employees to maintain its secrecy and confidentiality.

18.5 SMARTLINX will ensure that the installation carried out by it should not become a safety hazard and is not in contravention of any statute, rule or regulation and public policy.

Smartlinx Pvt. Ltd.

19. Set Off

Any sum of money due and payable to SMARTLINX under this Agreement or otherwise shall be appropriated by BSNL and the same may be set off against any claim of BSNL for payment of a sum of money arising out of this Agreement or under any other Agreement made by the IG with BSNL.

20. Indemnification

SMARTLINX agrees to protect, defend, indemnify and hold harmless BSNL and its employees, officers, directors, agents or representatives from and against liabilities, damages, fines, penalties and costs (including legal costs and disbursements) directly arising from or relating to:

a) Any breach of any statute, regulation, direction, orders or standards from any governmental body, agency, telecommunications operator or regulator applicable to such party;

b) Any breach of the terms and conditions in this agreement by the SMARTLINX;

c) Any claim of any infringement of any Intellectual Property Right or any other right of any third party or of law by SMARTLINX;

d) Any claim made by any third party arising out of the use of the services or content and arising in connection with interruptions or degradations of service to BSNL's customers caused solely by SMARTLINX.

In case of any claim by any third party towards licensing or otherwise for the products/application/content provided by SMARTLINX, it will be sole responsibility of SMARTLINX to settle such claims. Under no circumstances BSNL will have any liability for any such claim.

This clause shall survive the termination or expiry of this Agreement.

21 Relationship

Each party understands that it is an independently owned business entity and this Agreement does not make it, its employees, associates or agents as employees, agents or legal representatives of the other party for any purpose whatsoever. Neither party has express or implied right or authority to assume or to undertake any obligation in respect of or on behalf of or in the name of the Other Party or to bind the Other Party in any manner. In case, any party, its employees, associates or agents hold out as employees, agents, or legal representatives of the other party, the former party shall forthwith upon demand make good any/all loss, cost, damage including consequential loss, suffered by the other party on this account.

22. Exclusivity

This Agreement is non-exclusive and nothing in this Agreement will be construed to prevent either party from entering into a similar Agreement with any other party or to restrict such party from directly engaging in related activities.

23. Liability

Except as provided in this Agreement, hereinabove, neither party shall be liable to other party or any other party by virtue of termination of this Agreement for any reason whatsoever for any claim for loss or profit or on account for any expenditure, investment, leases, capital improvements or any other commitments made by the other party in connection with their business made in reliance upon or by virtue of this Agreement.

PART-II
FINANCIAL CONDITIONS

1. **Financials**

1.1 The mutually agreed percentage revenue share payable to BSNL on the education content services shall be as follows

Revenue Share:

S.N	Services Offered	% Revenue Share of the total service charges collected (Connect Fee).
1	Video Tutoring Services for Domestic Students	40%
2	Video Tutoring Services for Overseas Students	20%

1.2 For co-location of Servers in case SMARTLINX decides to co-locate the servers in BSNL premises, SMARTLINX shall pay regular collocation charges to BSNL as advance annual.

1.3 The tariff plans will be regulated, maintained and reviewed by BSNL (in consultation with SMARTLINX) from time to time.

1.4 The service related License fee, if any, payable by BSNL to Govt of India shall be borne by BSNL from its revenue share whereas the content related Intellectual Property Rights (IPR)/ Royalty payouts/Taxes/Govt. levies etc. applicable shall be borne by SMARTLINX from its revenue share.

1.5 SMARTLINX shall be responsible for intimating the subscriber the charges payable by him/her on the Video Tutoring services.

2.BILL ISSUE AND COLLECTION

2.1 SMARTLINX shall be solely responsible for all commercial functions of bill issue and its collection for the Education services provided under this agreement for the domestic and overseas customers. BSNL would be paid a revenue share of 40% of the service charges paid by the domestic students and 20% of the service charges paid by the overseas students.

2.2 SMARTLINX shall disclose all information in respect of revenues arising out of running the services to BSNL's customers for the purposes of revenue sharing. Any disclosure found to be false at any stage shall amount to breach of contract and shall attract relevant termination clauses of this agreement.

2.3 BSNL shall have the right to use the detailed billing information provided by the SMARTLINX for settlement of any grievances raised by the customers, and

SMARTLINX shall indemnify BSNL against any such liabilities that may arise on account of this

2.4 The charges collected from the customers on account of Broadband connectivity shall not be shared with M/s SMARTLINX. The revenue share is applicable only for the Video tutoring Services envisaged under this agreement.

3. REVENUE SHARE PAYMENT PROCESS

Overseas student

3.1 Payment of revenue share shall be made on monthly basis to BSNL. The payment of revenue share shall be made by SMARTLINX from the revenues accrued on account of provisioning of video tutoring services to the customers. SMARTLINX will provide a monthly report describing how each payment was determined for BSNL to raise an invoice, not later than 10 days after the end of each calendar month. SMARTLINX will pay BSNL within 15 days from the date of SMARTLINX's receipt of BSNL's invoice. Payment will be made in Indian Rupees. BSNL will also have access to preliminary data on the performance of the video tutoring service

3.2 Any discrepancy found would be mutually discussed and resolved. Balance of Payments arising due to any reason shall be adjusted in future payments by SMARTLINX.

3.3 In case of any dispute/complaints from the subscribers regarding any defect or non-delivery and consequent refund request, SMARTLINX shall be responsible for providing the conclusive evidence of performance at its end.

Domestic students

3.4 Payment of revenue share shall be made on monthly basis to BSNL.based on the service charges collected from the Students and Tutors. SMARTLINX will provide a monthly report describing how each payment was determined for BSNL to raise an invoice, not later than 10 days after the end of each calendar month. SMARTLINX will pay BSNL within 15 days from the date of SMARTLINX's receipt of BSNL's invoice. Payment will be made in Indian Rupees. The necessary details will be provided as support documents for these revenue share payments.

3.5 The payment of revenue share shall be made by SMARTLINX on the billed amount after the deduction of applicable statutory levies and/or taxes applicable from time to time, from the revenues accrued on account of provisioning of video tutoring services to the customers. All such taxes/levies shall be a pass-through item and shall be billed to and collected from the customer and paid to the respective statutory bodies by SMARTLINX, except such cases where liabilities arise on account of claims raised by concerned Government/ Regulatory authorities in a post-facto manner, and where such dues are not recoverable from the end customer, such liability shall be shared in the same ratio as the revenue share of the respective parties.

3.6 Any discrepancy found would be mutually discussed and resolved. Balance of Payments arising due to any reason shall be adjusted in future payments to BSNL

3.7 In case of any dispute/complaints from the subscribers regarding any defect or non delivery and consequent refund request, SMARTLINX shall be responsible for providing the conclusive evidence of performance at its end, failing which the disputed charges will be deducted from the revenue share of the SMARTLINX and accordingly the charges shall be adjusted in the subsequent bill of the postpaid subscriber or credited to subscriber's account in case of prepaid subscribers, under intimation to the concerned subscriber.

4. PERFORMANCE BANK GUARATNTEE

M/S SMARTLINX shall submit a Performance Bank Guarantee (PBG), in the prescribed performa (attached as Annexure-II hereto), at the time of signing this agreement.

The PBG of Rupees 5 Lakhs will be submitted by the M/s SMARTLINX valid for 36 months from the date of signing the Agreement for ensuring satisfactory performance of the Agreement.

Without prejudice to its rights of any other remedy, BSNL shall en-cash the PBG in case of any breach in terms and conditions of the agreement or in case of failure to roll out the services as per the agreed schedule & parameters or failure to comply with the content related laws including IPR/copyrights, on part of M/s SMARTLINX.

The M/s SMARTLINX shall extend the validity of the PBG on yearly basis for the further extended period of this agreement, if any, or otherwise till all the dues of BSNL by virtue of this agreement have been fully paid and its claims satisfied & discharged.

5. Service plans and Tutor fee

The following fixed service charge plans will apply to start the services for minimum 10 hour session per month. In case the number of tutoring hours exceeds 10 hour session then fixed charges @per hour shall be charged on the students and tutor as proposed below:

	Domestic Students & tutor		
	Primary	Secondary	Higher Secondary
Basic	**99**	**149**	**199**
Rate/Hr	10	15	20
	Primary	Secondary	Higher Secondary
Premium	**199**	**299**	**399**
Rate/Hr	20	30	40
	Overseas Students		
	Primary	Secondary	Higher Secondary
Basic	**499**	**749**	**999**
Rate/Hr	50	75	100
	Primary	Secondary	Higher Secondary

Smartlinx ... Ltd.

Premium	**999**	**1499**	**1999**
Rate/Hr	100	150	200

The tutor fee to be collected from the student will be as follows:

Tuition fee of the tutor			
	Primary	**Secondary**	**Higher Secondary**
From Domestic students			
Basic (Rate /hr)	40	75	100
Premium(Rate /hr)	100	150	200
From the overseas student			
Basic (Rate /hr)	250	375	450
Premium(Rate /hr)	450	500	600

In case of a primary basic plan a student would be charged Rs. 99/- as service charges for the 10 hour session and Rs 40/- per hour as the tuition fee. The tutor would be charged only Rs. 99/- as the service charge for the 10 hour session in one month.

The tariff plan will be regulated, maintained and reviewed by BSNL (in consultation with the franchisee) from time to time.

PART-III
TECHNICAL CONDITIONS

1. **The Application server**

1.1 The application servers of SMARTLINX should be capable of providing services as mentioned under Part I of this Agreement.

1.2 Adequate redundancy shall be built into the design of the application server so that failure of a single sub-system does not affect the performance/ ensure high up time and the services being provided by the system.

1.3 In the process of operating the Services, SMARTLINX shall be responsible for
(i) Installation of the equipment;
(ii) Proper upkeep and maintenance of the equipment; and
(iii) Maintaining the agreed Quality of Service;
(iv) delivery of the CPE to the customer premises
(v) Installation , maintenace , operation and after sales support of CPE
(vi) Rectification of fault
(vii) Customer support

1.4 The system should be able to generate statistical data per site, per server and per date. The MIS data pertaining to these services shall be periodically made available to BSNL. The system should be able to record data for a minimum period of ninety days.

2. **Engineering Details**

SMARTLINX shall furnish to BSNL or its authorized representative(s), in such manner and at such times as may be required by BSNL complete technical details with all calculations for engineering, planning and dimensioning of the system/network, concerned relevant literature, drawings, installation materials regarding the application servers.

3. **Interconnection with network of BSNL**

3.1 BSNL shall facilitate the access to its appropriate network elements to facilitate provision of services agreed upon under this agreement. The connectivity between the BSNL's network elements and the application servers of SMARTLINX shall be exclusively utilized for carrying the traffic pertaining to services to BSNL subscribers only.

3.2 SMARTLINX shall be responsible for providing the required connectivity of its servers located at its own datacenters to the concerned network elements of BSNL at its own cost.

3.3 The concerned NOC In-charge of Data Network Circle of BSNL and the NOC in charge of SMARTLINX shall be responsible for evaluation of the services before commercial

unch and for continuous monitoring of the services and the response time etc., thereafter

Quality of Service

4.1 Both parties shall operate and maintain their own network and/or setup so as to conform to mutually agreed Quality of Service standards.

4.2 No Quality of Service Parameters (QOS) has been specified at present. However, ,Telecom Regulatory Authority of India (TRAI)/ TEC may specify QOS parameters in future. Both BSNL and SMARTLINX agree that in such an eventuality, they shall use commercially reasonable efforts to meet the QOS requirements set forth by TRAI.

4.3 SMARTLINX shall be responsible for: -

I) Maintaining the performance and quality of service standards.

(i) Ensuring an overall system uptime to be more than 99 % on monthly basis.

(ii) Maintaining the MTTR (Mean Time To Restore) within the specified limits of the quality of service as given below in respect of normal failures excluding catastrophes:

a) 90% of faults reported on monthly basis by subscribers should be rectified within 24 hours and 99% within three Calendar days.

b) SMARTLINX will keep a record of number of faults and rectification reports in respect of the service, which will be produced before BSNL as and when and in whatever form desired.

(iii) Rectification of fault within three hours in case of fault(s) at the SMARTLINX's end resulting in non-availability of the services.

4.4 It is the responsibility of BSNL to ensure the broadband connectivity. All complaints pertaining to QOS on the broadband network of BSNL shall be reported to BSNL by SMARTLINX and the same shall be rectified on priority basis .

4.4 SMARTLINX shall be responsive to the complaints lodged by BSNL. SMARTLINX shall rectify the anomalies within the specified MTTR and maintain the history sheets for each installation, statistics and analysis on the overall maintenance status& the same shall be made available to BSNL at prescribed intervals in prescribed format/Performa.

5. **Protection of Network**

5.1 Each party will use its best endeavor and in good faith to ensure that it does not do or permit to be done or omit or permit the omission of any matter in relation to its network, which will cause damage to the other party's network or result in the interference with the operation of the other party's network.

5.2 Each party is to co-operate with the other party & adopt reasonable precautions in accordance with the usual procedure, to prevent act of sabotage to the network interconnected with it or to prevent fraudulent use of the same.

5.3 At all times, SMARTLINX shall make all reasonable efforts to safeguard the Broadband infrastructure of BSNL from being abused or spammed by any third party.

5.4. BSNL shall use commercially reasonable efforts to provide the services under this Agreement during all days without any interruption in accordance with industry standards, except where such interruption arises out of, results from, or is related to an event of Force Majeure or other cause or circumstances beyond the reasonable control of BSNL.

5.5. BSNL shall be responsible for transmission of content through its Broadband infrastructure. However, BSNL may suspend the transmission in whole or in part at any time without notice if:

1. BSNL reasonably considers it necessary to safeguard provision of content services on Broadband infrastructure or the integrity of the Network or the mentioned network Elements, or
2. The Broadband Network fails or require modification or maintenance; or
3. If there has been unauthorized, unlawful or fraudulent use of the transmission or any transmission is causing or may potentially cause damage or interference to the BSNL Broadband Network
4. It is necessary to comply with a mandatory direction or request of the Department of Telecommunications or other Competent authority, or
5. BSNL receives complaint from its subscribers for reasons related but not to limited to omission, errors or incorrect data, use of obscenity in the services provided by SMARTLINX under this Agreement. In such an event, the services shall remain suspended till the matter is resolved to the satisfaction of all parties concerned.

ANNEXURE-I

DEFINITIONS OF TERMS AND EXPRESSIONS

Unless the context otherwise requires, the different terms and expression used shall have the meaning assigned to them in the following paragraph:

1. The "APPLICATION SERVER" means software & hardware to facilitate a comprehensive solution for building, deploying, enabling and managing enterprise class application.

2. "NETWORK" means the BROADBAND Network run by Bharat Sanchar Nigam Limited for providing the Broadband services to its subscribers

3. "VALIDITY OF THE AGREEMENT" is the period for which this agreement may be effective.

4. "SERVICES" or "SERVICE" means Educational Services as defined under Schedule I of this Agreement.

5. "SMARTLINX" shall refer to **M/S SMARTLINX VOIP Networks Pvt Ltd** which has entered into agreement with BSNL for providing the Video Tutoring Services.

6. "BSNL" means **BHARAT SANCHAR NIGAM LIMITED**.

7. "TARIFF" means Charges payable by the subscriber for the service provided.

8. "TRAI" means Telecom Regulatory Authority of India established under the TRAI Act, 1997.

9. "AGREEMENT" means this agreement along with all parts, schedules and Annexures attached hereto and includes all amendments & modifications thereof as may be mutually agreed by the parties, in writing.

10. "MAINTENANCE" means the analysis, coding, testing and release of corrections to the Products, including Product enhancements, Maintenance updates of the services

Smartlinx VoIP Networks Pvt Ltd

ANNEXURE - II

Performa for performance Bank Guarantee

In consideration of the CMD, BSNL (hereinafter called 'BSNL') having agreed to exempt ____________ (hereinafter called 'the said contractor(s)') from the demand under the terms and conditions of an agreement No. __________dated __________ made between ___________ and ___________ for the provision of Video Tutoring Services for BSNL data customers (hereinafter called "the said agreement"), of security deposit for the due fulfillment by the said contractor (s) of the terms and conditions contained in the said Agreement, on production of the bank guarantee for ______________________________ we, (name of the bank) ____________(hereinafter refer to as "the bank") at the request of ___________(contractor(s) do hereby undertake to pay to the BSNL an amount not exceeding __________ against any loss or damage caused to or suffered or would be caused to or suffered BSNL by reason by reason of any breach by the said Contractor(s) of any of the terms and conditions contained in the said Agreement.

2. We (name of the bank) ___________do hereby undertake to pay the amounts due and payable under this guarantee without any demure, merely on a demand from the BSNL by reason of breach by the said contractor(s) of any of the terms or conditions contained in the said Agreement or by reason of the contractors failure to perform the said Agreement. Any such demand made on the bank shall be conclusive as regards the amount due and payable by the Bank under this guarantee where the decision of BSNL in these counts shall be final and binding on the bank. However, our liability under this guarantee shall be restricted to an amount not exceeding ____________.

3. We undertake to pay to the BSNL any money so demanded notwithstanding any dispute or disputes raised by the contractor(s) in any suit or proceeding pending before any court or tribunal relating thereto our liability under this present being absolute and unequivocal. The payment so made by us under this bond shall be valid discharge of our liability for payment there under and the contractor(s) shall have no claim against us for making such payment.

4. We (name of the bank) _________________ further agree that the guarantee herein contained shall remain in full force and effect during the period that would be taken for the performance of the said agreement and that it shall continue to be enforceable till all the dues of the BSNL under or by virtue of the said Agreement have been fully paid and its claims satisfied or discharged or till ___________ (office/Department) BSNL certifies that the terms and conditions of the said Agreement have been fully or properly carried out by the said contractor(s) and accordingly discharges this guarantee. Unless a demand or claim under this guarantee is made on us in have been fully or properly carried out by the said

ntractor(s) and accordingly discharges this guarantee. Unless a demand or claim under this guarantee is made on us in writing on or before the expiry of **Three Years** from the date hereof, we shall be discharged from all liabilities under this guarantee thereafter.

5. We (name of the bank) __________ further agree with the BSNL that the BSNL shall have the fullest liberty without our consent and without affecting in any manner our obligations hereunder to vary any of the terms and conditions of the said Agreement or to extend time of performance by the said contractor(s) from time to time or to postpone for any time or from time to time any of the powers exercisable by the BSNL against the said Contractor(s) and do forbear or enforce any of the terms and conditions relating to the said agreement and we shall not be relieved from our liability by reason of any such variation, or extension being granted to the said Contractor(s) or for any forbearance, act or omission on the part of the BSNL or any indulgence by the BSNL to the said Contractor(s) or by any such matter or thing whatsoever which under the law relating to sureties would, but for this provision, have effect of so relieving us.

6. This guarantee will not be discharged due to the change in the constitution of the bank or the Contractor(s).

7. We (name of the bank) ______________ lastly undertake not to revoke this guarantee during its currency except with the previous consent of the BSNL in writing.

Dated the ____________ day of _________

for ___________________
(Indicate the name of the bank)